Ex. 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Schmidt
Phone:        949.333.1721
Email:        jschmidt@steadfastcmg.com

STEADFAST INCOME REIT ADDS ANOTHER $56 MILLION IN ASSETS
WITH APARTMENT ACQUISITIONS IN ALABAMA AND TEXAS
REIT Now Has 45 Properties in 11 States

IRVINE, Calif., Aug. 16, 2013 - Steadfast Income REIT, Inc. announced today that it recently acquired two apartment communities in separate transactions for an aggregate purchase price of $56.4 million. Tapestry Park in Birmingham, Ala. marks the REIT's first acquisition in the state, and Dawntree is the fifth property Steadfast has purchased in the Dallas/Fort Worth Metroplex.
“We have purchased over $950 million in apartment communities targeting the central corridor of the United States,” said Ella Shaw Neyland, president of Steadfast Income REIT. “When the REIT launched three years ago, our investment strategy was unique; however, we increasingly believe our approach has proven to be based on sound reasoning. People are moving to the central part of the country to find jobs and a good quality of life at a reasonable cost.”
Tapestry Park is a newly constructed 223-unit apartment community located five miles east of downtown Birmingham. The first residents moved in last September and today the property is 94% occupied. Tapestry was purchased for $32.4 million and offers one-, two-, and three-bedroom apartment homes with average rents of $1,200.
Tapestry's community amenities include an outdoor resort-style swimming pool, WiFi hotspots, a spa, 24-hour fitness center, outdoor fireplace with lounge, clubhouse with media center, barbeque area and a dog park. The apartment homes are equipped with stainless steel appliances, washer/dyers, nine-foot ceilings, faux wood flooring, granite countertops, and private balconies and patios.

Birmingham's population has grown more than 30% since 2000, and has transformed into a medical research, banking and service-based economy with a vibrant downtown and world-class culinary scene. Birmingham also touts more green space per capita than any other city in the nation. The city's unemployment rate is below the national average and houses headquarters for several power companies such as Alabama Power Company, ENERGEN Corporation and SONAT. The largest employer in the area is the University of Alabama at Birmingham with almost 19,000 jobs.
Steadfast also added to its Texas holdings with the purchase of Dawntree.
Dawntree is a 400-unit property located in the Dallas/Fort Worth suburb of Carrollton. Dawntree consists of a mix of one- and two-bedroom apartments with average in-place rents of $743. Steadfast purchased the 97% occupied property for $24 million.
Approximately 20% of the apartment homes have been renovated to include upgraded appliances and large-slat wood blinds on all windows. Steadfast plans to continue the interior upgrades when turning the units between residents. Many of the apartment homes feature kitchen pantries, washer/dryer connections, fireplaces, upgraded appliances, vaulted ceilings and spacious closets. The pet-friendly community offers several amenities including swimming pools, a tennis court, barbeque and picnic areas, a clubhouse and a fitness center.
Dawntree is the fifth property Steadfast has purchased in the Dallas/Fort Worth Metroplex (DFW). DFW is considered one of the nation's most dynamic markets, and is consistently a top market for job and population growth. In May 2012, Forbes ranked DFW near the top of its “Best Big Cities for Jobs” list, and the area continues to outperform the national economy on job growth and employment.
With these latest acquisitions, the REIT has acquired a total of 45 apartment communities in Alabama, Illinois, Indiana, Iowa, Kansas, Kentucky, Missouri, Oklahoma, Ohio, Tennessee and Texas for approximately $966 million.

About Steadfast Income REIT
Steadfast Income REIT is a real estate investment trust that intends to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties. Steadfast Income REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.'s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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